MODIFICATION, SETTLEMENT AND RELEASE AGREEMENT

THIS MODIFICATION SETTLEMENT AND RELEASE AGREEMENT (the “Agreement”) is made as of March 4, 2009 (the “Effective Date”) by and between Mark J. Rosenblum, (the “Executive”) and Hemobiotech Inc. (the “Company”).

WHEREAS, the Company and the Executive have previously entered into an employment agreement dated April 1, 2005, which was extended on April 23, 2008 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to modify the Employment Agreement between the parties and set forth certain other agreements between the parties.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.           Lump Sum Payment.  Upon the signing of this Agreement, the Executive shall receive (i) a lump sum payment of $25,000 and (ii) 65,000 shares of unregistered and restricted shares of the Company’s common stock (the “Shares”) that will vest one (1) year after the Effective Date.  If the Executive shall no longer be employed by the Company within one year of the Effective Date, unless the Company is bankrupt, insolvent, or the Executive’s employment with the Company has been terminated pursuant to Section 6(c) of the Employment Agreement, the Executive shall (i) pay $25,000 to the Company (the “Refund”) and (ii) forfeit the Shares. On the date hereof, the Executive shall execute a confession of judgment, substantially in the form attached hereto as Exhibit A, relating to the payment of the Refund as set forth in the previous sentence. The Company and the Executive acknowledge and agree that the Company shall have the right to file the executed confession of judgment, substantially in the form attached hereto as Exhibit A, only if the Executive shall no longer be employed by the Company within one year of the Effective Date, and the Company is not bankrupt or insolvent, or the Executive’s employment with the Company has not been terminated pursuant to Section 6(c) of the Employment Agreement.

2.           Amendment of Employment Agreement.  Section 3(a) of the Employment Agreement is hereby amended to provide that the Executive’s salary for the twelve (12) month period following the date of this Agreement shall be $10,115 per month.  Notwithstanding the forgoing, if the Company consummates a financing for gross proceeds of at least three million dollars ($3,000,000) within twelve (12) months from the Effective Date, then this Section 2 shall be null and void following the closing of such financing and the Executive shall receive such salary as was in place immediately prior to the salary reduction on October 17, 2008 (Monthly salary of $14,452) pursuant to  Section 3(a) of the Employment Agreement.

3.           Further Salary Reduction.  Notwithstanding anything contained herein to the contrary, if the Company reduces the Executive’s salary below the $10,115 amount specified in Section 2, the Executive shall: (i) be released from the confession of judgment and (ii) not be obligated to make the Refund nor return the 65,000 shares and the shares shall immediately vest, as liquidated damages in connection with such reduction.

4.           Release:  Each of the Company and the Executive hereby agree and acknowledge that as consideration for entering this Agreement and performing hereunder, and other good and valuable consideration, each party hereby agrees to waive all claims, now and in the future, against the other party and release and discharge the other party, its respective parents, subsidiaries, successors, assigns, representatives, agents, shareholders, partners, beneficiaries, officers, directors, attorneys, consultants, advisors and employees from any liability for any claims or damages, now and in the future, that the releasing party may have against it and its respective parents, subsidiaries, successors, assigns, representatives, agents, shareholders, partners, beneficiaries, officers, directors, attorneys, consultants, advisors and employees as of the Effective Date, whether known or unknown, including, but not limited to, any claims arising out of the employment relationship with the Company or with its respective parents, subsidiaries, successors, assigns, representatives, agents, shareholders, partners, beneficiaries, officers, directors, attorneys, consultants, advisors and employees, or termination thereof, or violations of any federal, state, or local fair employment practices law, including but not limited to the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981a et seq., the Executive Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 201 et seq., the Family and Medical Leave Act (“FMLA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Sarbanes-Oxley Act of 2002, or of any other similar federal, state, or municipal statutes or ordinances prohibiting discrimination or pertaining to employment, and any contract, tort, or common law theories with respect to the Executive’s hiring by the Company, the terms and conditions of his employment with the Company, or other obligations or any right under any employment agreement, stock plan, bonus plan, incentive plan, vacation, or other benefits, all claims for compensation including back wages, front pay, or any other form of economic loss.

5.           Effectiveness.  The terms of this Agreement shall be effective as of the Effective Date.

6.           Confirmation of the Employment Agreement.  Except as amended or modified hereby, all of the terms of the Employment Agreement shall remain and continue in full force and effect and are hereby confirmed in all respects, and all references to the Employment Agreement shall be deemed to refer to the Employment Agreement as amended or modified hereby.

7.           Entire Agreement.  This Agreement, together with Exhibit A, constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or revision of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.

8.           Governing Law.  This Agreement and the rights and duties of the parties hereunder shall be governed by, construed under and enforced in accordance with the laws of the State of Texas.

9.           Severability.  The invalidity of any provision of this Agreement under the applicable laws of the State of Texas or any other jurisdiction, shall not affect the other provisions hereby declared to be severable from all other provisions.  The intention of the parties, as expressed in any provision held to be void or ineffective, shall be given such full force and effect as may be permitted by law.

10.           Counterparts.  This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                          Hemobiotech Inc.

                         By  ____________________________________
                      Name:
                      Title:

                          By   ______________________________________
                    Mark J. Rosenblum